Exhibit 99.1

Verso Paper Corp. Reports Fourth Quarter and Year-End 2012 Results

MEMPHIS, Tenn.--(BUSINESS WIRE)--March 7, 2013--Verso Paper Corp. (NYSE: VRS) today reported financial results for the fourth quarter and year ended December 31, 2012. Results for the quarters ended December 31, 2012 and 2011 include:

  Operating income of $60.9 million in the fourth quarter of 2012, compared to operating loss of $36.0 million in the fourth quarter of 2011.
  Net income of $25.5 million in the fourth quarter of 2012, or $0.48 per diluted share, compared to net loss of $67.9 million, or $1.29 per diluted share, in the fourth quarter of 2011.
  EBITDA of $87.9 million in the fourth quarter of 2012, compared to ($4.9) million in the fourth quarter of 2011, and Adjusted EBITDA before pro forma effects of profitability program of $41.1 million in the fourth quarter of 2012, compared to $47.7 million in the fourth quarter of 2011 (Note: Adjusted EBITDA is a non-GAAP financial measure and is defined and reconciled to net income later in this release).

Overview

Verso’s net sales for the fourth quarter of 2012 decreased $89.3 million, or 19.8%, compared to the fourth quarter of 2011, reflecting a 17.0% decline in total sales volume, which was driven by the closure of three paper machines late last year and the closure of the Sartell mill in the third quarter of this year, as well as a 3.4% decrease in the average sales price per ton for all of our products. Verso’s gross margin was 14.0% for the fourth quarter of 2012 compared to 12.6% for the fourth quarter of 2011.

Verso reported net income of $25.5 million in the fourth quarter of 2012, or $0.48 per diluted share, which included $47.4 million of net gains from special items, or $0.90 per diluted share, primarily due to proceeds from the insurance settlement related to the fire and explosion at our Sartell mill. Verso had a net loss of $67.9 million, or $1.29 per diluted share, in the fourth quarter of 2011, which included $51.5 million of charges from special items, or $0.98 per diluted share.

“In the fourth quarter we experienced our normal seasonal slowdown in demand. Despite this, our year end inventories and order book were in good condition as we entered 2013. Pricing was stable during the fourth quarter in our major grades and market pulp prices began to recover. Adjusted EBITDA of $41.1 million for the fourth quarter of 2012 was below the prior year same period level of $47.7 million. This was a significant result after the consideration of a 17% drop in volume related to capacity closures across our system and a decline in average selling prices. The work we continue to put into our ‘R Gap’ process to lower our manufacturing costs and other cost control measures across our system helped us to offset the impacts of these lower volumes and prices, as reflected in our year over year results,” said David Paterson, President and Chief Executive Officer of Verso.

“As we enter 2013, we are seeing operating rates being sustained at levels above 90% and volumes and pricing at or above our forecasted levels for the first quarter. For the full year we remain cautious as the U.S. economy remains sluggish.”

Verso’s net sales for 2012 decreased $247.9 million, or 14.4%, compared to 2011, reflecting an 11.1% decrease in volume for all of our products, which was driven by the shutdown of three paper machines late last year and the closure of the Sartell mill in the third quarter of this year, as well as a 3.7% decrease in sales prices compared to 2011.

For the year ended December 31, 2012, Verso recorded special items totaling $57.8 million, or $1.09 per diluted share, primarily related to restructuring costs associated with the closure of our Sartell mill, offset by the proceeds from the insurance settlement related to the fire and explosion at our Sartell mill. For the year ended December 31, 2011, special items of $82.8 million, or $1.57 per diluted share, were primarily related to restructuring costs associated with the shutdown of three paper machines, losses related to debt refinancing, goodwill impairment, and the negative impact of de-designating certain hedges.

Excluding special items, net loss was $116.0 million, or adjusted diluted loss per share of $2.19, for the year ended December 31, 2012. Excluding special items, net loss was $54.3 million, or adjusted diluted loss per share of $1.02, for the year ended December 31, 2011.

Summary Results

Results of Operations – Comparison of the Fourth Quarter of 2012 to the Fourth Quarter of 2011

	Three Months Ended
	December 31,
(Dollars in thousands)	2012	2011
Net sales	$361,051	$450,282
Costs and expenses:
Cost of products sold - (exclusive of depreciation, amortization, and depletion)	310,332	393,728
Depreciation, amortization, and depletion	26,840	31,113
Selling, general, and administrative expenses	18,168	18,268
Goodwill impairment	-	18,695
Restructuring charges	5,407	24,464
Total operating expenses	360,747	486,268
Other operating income	(60,594)	-
Operating income (loss)	60,898	(35,986)
Interest income	(1)	(20)
Interest expense	36,830	31,807
Other income, net	(93)	(5)
Income (loss) before income taxes	24,162	(67,768)
Income tax (benefit) expense	(1,319)	53
Net income (loss)	$25,481	$(67,821)

Net Sales. Net sales for the fourth quarter of 2012 decreased 19.8%, to $361.0 million from $450.3 million in the fourth quarter of 2011. Total sales volume was down 17.0% compared to the fourth quarter of 2011, which was driven by the shutdown of three paper machines late last year and the closure of the Sartell mill in the third quarter of this year, as well as a 3.4% decrease in the average sales price per ton for all of our products.

Net sales for our coated papers segment decreased 22.6% in the fourth quarter of 2012 to $288.0 million from $371.9 million for the same period in 2011, due to a 21.0% decrease in paper sales volume, which was driven by the shutdown of three paper machines late last year and the closure of the Sartell mill in the third quarter of this year. The average sales price per ton of coated paper decreased 2.0% compared to the same period last year.

Net sales for our market pulp segment decreased 3.2% in the fourth quarter of 2012 to $36.6 million from $37.8 million for the same period in 2011. The average sales price per ton decreased 5.5% while sales volume increased 2.4% compared to the fourth quarter of 2011.

Net sales for our other segment decreased 10.1% to $36.4 million in the fourth quarter of 2012 from $40.6 million in the fourth quarter of 2011. This decrease was due to a 10.3% decrease in sales volume, while the sales price per ton remained flat.

Cost of sales. Cost of sales, including depreciation, amortization, and depletion, was $337.1 million in the fourth quarter of 2012 compared to $424.9 million in 2011, reflecting realized cost reductions from the shutdown of three paper machines late last year and the closure of the Sartell mill in the third quarter of this year. Our gross margin, excluding depreciation, amortization, and depletion, was 14.0% for the fourth quarter of 2012 compared to 12.6% for the fourth quarter of 2011. Depreciation, amortization, and depletion expenses were $26.9 million for the fourth quarter of 2012 compared to $31.1 million for the fourth quarter of 2011.

Selling, general, and administrative. Selling, general, and administrative expenses were $18.2 million in both the fourth quarter of 2012 and 2011.

Restructuring charges. Restructuring charges for the fourth quarter of 2012 were $5.4 million related to on-going closure costs of the Sartell mill, compared to $24.5 million in 2011. In the fourth quarter of 2011, restructuring charges reflected the permanent shutdown of three paper machines.

Other operating income. Other operating income in the fourth quarter of 2012 reflected insurance proceeds in excess of costs and property damages incurred of $60.6 million, as we reached a final settlement agreement with our insurance provider for property and business losses resulting from the fire and explosion at our Sartell mill.

Interest expense. Interest expense for the fourth quarter of 2012 was $36.8 million compared to $31.8 million for the same period in 2011.

Income tax (benefit) expense. Income tax benefit for the fourth quarter of 2012 of $1.3 million resulted from a reduction in the deferred tax liability related to the non-cash trademark impairment charge that was taken as a result of a reduction in production capacity from the closure of the Sartell mill.

Results of Operations – Comparison of 2012 to 2011

	Year Ended December 31,
(Dollars in thousands)	2012	2011
Net sales	$1,474,612	$1,722,489
Costs and expenses:
Cost of products sold - (exclusive of depreciation, amortization, and depletion)	1,272,630	1,460,290
Depreciation, amortization, and depletion	118,178	125,295
Selling, general, and administrative expenses	74,415	78,059
Goodwill impairment	-	18,695
Restructuring charges	102,404	24,464
Total operating expenses	1,567,627	1,706,803
Other operating income	(60,594)	-
Operating (loss) income	(32,421)	15,686
Interest income	(8)	(99)
Interest expense	135,461	126,607
Other loss, net	7,379	26,042
Loss before income taxes	(175,253)	(136,864)
Income tax (benefit) expense	(1,424)	197
Net loss	$(173,829)	$(137,061)

Net Sales. Net sales for 2012 decreased 14.4% to $1,474.6 million from $1,722.5 million in 2011, reflecting an 11.1% decrease in total sales volume, which was driven by the shutdown of three paper machines late last year and the closure of the Sartell mill in the third quarter of this year. Additionally, the average sales price for all of our products decreased 3.7%, led by a decline in the price of pulp.

Net sales for our coated papers segment decreased 17.0% to $1,177.1 million in 2012, from $1,418.8 million in 2011. This change reflects a 15.3% decrease in paper sales volume, which was driven by the shutdown of three paper machines late last year and the closure of the Sartell mill in the third quarter of this year. The average sales price per ton of coated paper decreased 2.1% compared to the prior year.

Net sales for our market pulp segment decreased 6.2% to $140.8 million in 2012, from $150.1 million in 2011. This decrease was due to a 10.7% decline in the average sales price per ton while sales volume increased 5.0% compared to 2011.

Net sales for our other segment increased 2.1% to $156.7 million in 2012, from $153.6 million in 2011. The improvement in 2012 is due to a 4.2% increase in sales volume, reflecting the continued development of new paper product offerings for our customers. The average sales price per ton decreased 2.0% compared to 2011.

Cost of sales. Cost of sales, including depreciation, amortization, and depletion, was $1,390.8 million in 2012, compared to $1,585.6 million in 2011, reflecting realized cost reductions from the shutdown of three paper machines late last year and the closure of the Sartell mill in the third quarter of this year. Our gross margin, excluding depreciation, amortization, and depletion, was 13.7% for 2012, compared to 15.2% for 2011, reflecting lower average sales prices during 2012. Depreciation, amortization, and depletion expenses were $118.2 million for 2012, compared to $125.3 million for 2011.

Selling, general, and administrative. Selling, general, and administrative expenses were $74.4 in 2012, compared to $78.0 million in 2011.

Restructuring charges. Restructuring charges for 2012 were $102.4 million, and consisted primarily of fixed asset and other impairment charges of $77.1 million and severance and benefit costs of $19.4 million related to the closure of the Sartell mill. Restructuring and other charges of $24.5 million in 2011 reflected the permanent shut down of the No. 2 coated groundwood paper machine at our mill in Bucksport, Maine, and two supercalendered paper machines at our mill in Sartell, Minnesota.

Other operating income. Other operating income in 2012 reflected insurance proceeds in excess of costs and property damages incurred of $60.6 million, as we reached a final settlement agreement with our insurance provider for property and business losses resulting from the fire and explosion at our Sartell mill.

Interest expense. Interest expense was $135.4 million for 2012, compared to $126.6 million for 2011.

Other loss, net. In 2012, Other loss, net was $7.4 million compared to a net loss of $26.1 million in 2011. Included in the results for 2012 and 2011 were losses of $8.2 million and $26.1 million, respectively, related to the early retirement of debt in connection with debt refinancing.

Income tax (benefit) expense. Income tax benefit for 2012 of $1.4 million resulted primarily from a reduction in the deferred tax liability related to the non-cash trademark impairment charge that was taken as a result of a reduction in production capacity from the closure of the Sartell mill.

Reconciliation of Net Income to Adjusted EBITDA

The agreements governing our debt contain financial and other restrictive covenants that limit our ability to take certain actions, such as incurring additional debt or making acquisitions. Although we do not expect to violate any of the provisions in the agreements governing our outstanding indebtedness, these covenants can result in limiting our long-term growth prospects by hindering our ability to incur future indebtedness or grow through acquisitions.

EBITDA consists of earnings before interest, taxes, depreciation, and amortization. EBITDA is a measure commonly used in our industry, and we present EBITDA to enhance your understanding of our operating performance. We use EBITDA as a way of evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles, and ages of related assets among otherwise comparable companies. Adjusted EBITDA is EBITDA further adjusted to eliminate the impact of certain items that we do not consider to be indicative of the performance of our ongoing operations and other pro forma adjustments permitted in calculating covenant compliance in the indentures governing our debt securities. Adjusted EBITDA is modified to align the mark-to-market impact of derivative contracts used to economically hedge a portion of future natural gas purchases with the period in which the contracts settle and is modified to reflect the amount of net cost savings projected to be realized as a result of specified activities taken during the preceding 12-month period. You are encouraged to evaluate each adjustment and to consider whether the adjustment is appropriate. In addition, in evaluating adjusted EBITDA, you should be aware that in the future, we may incur expenses similar to the adjustments included in the presentation of adjusted EBITDA. We believe that the supplemental adjustments applied in calculating Adjusted EBITDA are reasonable and appropriate to provide additional information to investors. We also believe that Adjusted EBITDA is a useful liquidity measurement tool for assessing our ability to meet our future debt service, capital expenditures, and working capital requirements.

However, EBITDA and Adjusted EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA or Adjusted EBITDA as an alternative to operating or net income, determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of our cash flows or as a measure of liquidity. The following table reconciles net income (loss) to EBITDA and Adjusted EBITDA for the periods presented.

	Three Months Ended		Year Ended
	December 31,		December 31,
(Dollars in millions)	2012	2011	2012	2011
Net income (loss)	$25.5	$(67.9)	$(173.8)	$(137.1)
Income tax (benefit) expense	(1.3)	0.1	(1.4)	0.2
Interest expense, net	36.8	31.8	135.4	126.5
Depreciation, amortization, and depletion	26.9	31.1	118.2	125.3
EBITDA	87.9	(4.9)	78.4	114.9
Adjustments to EBITDA:
Restructuring charges(1)	5.4	24.5	102.4	24.5
Gain on insurance settlement(2)	(53.1)	-	(52.6)	-
Goodwill impairment(3)	-	18.7	-	18.7
Loss on early extinguishment of debt, net(4)	-	-	8.2	26.1
Hedge (gains) losses (5)	(0.1)	7.5	(3.7)	7.5
Equity award expense(6)	0.4	0.6	2.7	2.4
Other items, net(7)	0.6	1.3	4.7	8.4
Adjusted EBITDA before pro forma effects of profitability program	41.1	47.7	140.1	202.5
Pro forma effects of profitability program(8)			46.8	68.3
Adjusted EBITDA			$186.9	$270.8
(1)	Represents costs associated with the closure of the Sartell mill in 2012 and the shutdown of three paper machines in 2011.
(2)	Represents gain on insurance settlement resulting from the fire at our Sartell mill.
(3)	Represents impairment of goodwill allocated to the coated paper segment.
(4)	Represents net loss related to debt refinancing.
(5)	Represents unrealized (gains) losses on energy-related derivative contracts.
(6)	Represents amortization of non-cash incentive compensation.
(7)	Represents miscellaneous non-cash and other earnings adjustments.
(8)	Represents cost savings expected to be realized as part of our cost savings program.

Forward-Looking Statements

In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “intend,” and other similar expressions. Forward-looking statements are based on currently available business, economic, financial, and other information and reflect management’s current beliefs, expectations, and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. For a discussion of such risks and uncertainties, please refer to Verso’s filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.

About Verso

Based in Memphis, Tennessee, Verso Paper Corp. is a leading North American producer of coated papers, including coated groundwood and coated freesheet, and specialty paper products. Verso’s paper products are used primarily in media and marketing applications, including magazines, catalogs and commercial printing applications such as high-end advertising brochures, annual reports and direct-mail advertising. Additional information about Verso is available on the Company’s website at www.versopaper.com. References to “Verso” or the “Company” mean Verso Paper Corp. and its consolidated subsidiaries unless otherwise expressly noted.

Conference Call

Verso will host a conference call today at 9:00 a.m. (Eastern Time) to discuss fourth quarter and year-end results. Analysts and investors may participate in the live conference call by dialing 719-325-4824 or, within the U.S. and Canada only, 877-723-9523, access code 4298301. To register, please dial in 10 minutes before the conference call begins. The conference call and presentation materials can be accessed through Verso’s website at www.versopaper.com/investorrelations by navigating to the Events page, or at: http://investor.versopaper.com/eventdetail.cfm?EventID=122658. This release and Verso’s annual report on Form 10-K for the year ended December 31, 2012, will be made available on Verso's website at www.versopaper.com/investorrelations by navigating to the Financial Information page.

A telephonic replay of the conference call can be accessed at 719-457-0820 or, within the U.S. and Canada only, 888-203-1112, access code 4298301. This replay will be available starting today at 12:00 p.m. (Eastern Time) and will remain available for 14 days.

CONTACT:
Verso Paper Corp.
Robert P. Mundy, 901-369-4128
Senior Vice President and Chief Financial Officer
robert.mundy@versopaper.com
www.versopaper.com